22122 20th Ave. SE, Suite 161
Bothell, WA 98021
Telephone 425.424.3324

Dear Chris:

It has been a pleasure meeting you over the last few weeks. The Board is extremely impressed with your qualifications and enthusiasm, and are confident that you will be a great addition to our growing team. Accordingly, we are pleased to offer you a full-time employment position with Neah Power. This letter serves as our formal offer, combined with the employee non-disclosure and intellectual property assignment letter, which together specify the terms and conditions of you employment with Neah power, and when signed/accepted by you, shall serve as your binding employment agreement. Your employment, as with all employees at Neah Power, is on an "at-will" basis, meaning that either you or Neah Power can terminate the relationship at any time with or without Cause (as defined below) or notice. Any statements to the contrary are not authorized and may not be relied upon.

We offer you the position of Chief Operating Officer of Neah Power Systems, Inc. reporting to me, President and CEO, with an office located in Bothell, Washington, and an effective start date of September 15, 2007. Your annual base salary will be two hundred and twenty-five thousand dollars ($225,000,00). In the event you are terminated for any reason other than for Cause or the winding down of Neah's operations, you will receive six (6) months severance pay based on your then-rnrreut Ilse salary. In the event of a Change in Control Transaction (as defined below) and you are not offered a similar role/position at a similar compensation, you will receive a lump-sum severance payment equal to six (6) months of your then-current base salary. In order for you to receive your severance payment you will need to release any claims that you may have against Neah Power, its successor, and their respective officers, directors and employees. You will also be eligible to receive two million two hundred fifty thousand (2,250,000) stock options pursuant to the attached Stock Option Agreement, which options are subject to (a) the terms of Neah Power's Stock Option Plan, as modified from time to time, and (b) approval by the plan administrator and the Board of Directors. In the event of a sale of the company or a change of control (defined as sale or merger of the company) these options shall immediately vest.

Bonus: In addition to the base compensation, you shall be entitled to receive a bonus equal to 50% of your base compensation upon completion of the following milestones;
1) Completion of the 45 watt prototype in approximate form factor of Ba 5590 with
2) Establishment of a manufacturing partner

22122 20th Ave. SE, Suite 161
Bothell, WA 98021
Telephone 425.424.3324

3) Completion of ONR contracts
4) Establishment of material strategic OEM/Military relationships acceptable to the Board.
5) The company successfully raising a minimum additional 5 million dollars

For purposes of this offer, "Cause" means: fraud, misappropriation or embezzlement on the part of you; your dishonest or fraudulent conduct; the indictment of you for a felony; or your willful misconduct or gross neglect of duties, including your refusal to comply in any material respect with the legal directives of Neah Power (or its successor), its executive management or the Board of Directors.

For purposes of this offer "Change in Control Transaction" shall mean a sale, conveyance, or other disposal of all or substantially all of Neah Power's property or business, a merger into or consolidation of Neah Power with or into any other corporation (other than wholly owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Neah Power is disposed of.

Your base salary includes pay for eight recognized holidays; namely, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve Day, Christmas Day, and New Year's Day. Paid Time Off ("PTO"), or combined vacation and sick leave, will accrue at a rate of 6.15 hours per pay period, which amount is equal to 160.0 hours of PTO accrued per year; where only 25% of PTO can be carried over to another year and then must be used by June 30th of that new year. We would like you to note, however, that upon termination of your employment with us, with or without Cause, only 25% of your accrued (but unpaid) PTO will be paid to you.

You will of course be eligible to participate in Neah Power's healthcare plan available to employees similarly situated while Neah Power employs you. Neah Power's plan currently consists of Regence Blue Shield for Medical, Delta Dental, and Vision Service Plan for Vision.

By signing below you acknowledge that you are not relying on any promises that are not set out in this offer letter (including the attached stock option agreement) and the employee non-disclosure and intellectual property assignment letter in deciding whether to accept our offer of employment. This letter and the terms of your employment are governed by the internal laws of the State of Washington, without giving effect to the principles of conflicts of law thereof. The parties agree that in the even of any dispute arising between Neah Power and you in connection with this employment agreement, such disputes shall be finally settled by arbitration to be conducted in the county and state of the principal office of Neah Power at the time of the dispute in accordance with the

22122 20th Ave. SE, Suite 161
Bothell, WA 98021
Telephone 425.424.3324

rules of the American Arbitration Association (“AAA”) applying the laws of Washington. Disputes shall not be resolved in any other form or venue.

Again, we are confident that with your enthusiasm and outstanding qualifications you will not only excel at your position, but also will also significantly contribute to the realization of our vision. If you have any questions whatsoever regarding any terms or conditions of your employment with us, please contact me directly so that I can address them. We look forward to having you become a member of our team, and we extend our best wishes for your success!

Sincerely yours,

Paul Abramowitz
President and CEO
Neah Power Systems, Inc.

I hereby acknowledge that I have carefully read this letter and agree to abide by its terms and conditions in consideration of my employment with Neah Power Systems, Inc.